Exhibit 5.3

September 22, 2021

Extra Space Storage Inc.

2795 East Cottonwood Parkway

Suite 300

Salt Lake City, UT 84121

Re:	Registration Statement on Form S-3 (Registration No. 333-254236)

Ladies and Gentlemen:

We have acted as special Massachusetts counsel to ESS Holdings Business Trust I, a Massachusetts business trust (“ESS I”), and ESS Holdings Business Trust II, a Massachusetts business trust (“ESS II”) (each, a “Trust” and collectively, the “Trusts”), in connection with the issuance and sale by Extra Space Storage LP, a Delaware limited partnership (the “Operating Partnership”), of $600,000,000 aggregate principal amount of 2.350% Senior Notes due 2031 (the “Notes”) and the guarantee of the Notes by the Trusts and Extra Space Storage Inc., a Maryland corporation (together with the Trusts, “Guarantors”), of the obligations of the Operating Partnership under the Notes, each covered by the above-referenced Registration Statement, and all amendments thereto (collectively, the “Registration Statement”), filed by the Operating Partnership and Guarantors with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”). The Notes and the Guarantee are being issued pursuant to an indenture dated as of May 11, 2021 among the Operating Partnership, Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of May 11, 2021 and a Second Supplemental Indenture, dated as of the date hereof, among the Operating Partnership, Guarantors and the Trustee (collectively, the “Indenture”).

In such capacity, we have examined the following documents (the “Documents”):

1.	the Registration Statement;

2.

the Prospectus, dated May 4, 2021, as supplemented by (i) a Preliminary Prospectus Supplement, dated September 13, 2021, and (ii) a Prospectus Supplement, dated September 13, 2021, each in the form appearing on EDGAR;

3.	the Indenture;

4.

the Agreement and Declaration of Trust of ESS I, dated and filed with the Secretary of State of the Commonwealth of Massachusetts (the “Secretary”) on May 5, 2004 as amended by a Certificate of Amendment dated September 12, 2005 and filed with the Secretary on September 15, 2005, an Incumbency Certificate dated and filed with the Secretary on October 13, 2016, an Incumbency Certificate dated May 24, 2017 and filed with the Secretary on May 25, 2017, a Unanimous Written Consent dated August 15, 2017 and filed with the Secretary on August 18, 2017, and the 2021 Annual Report filed with the Secretary on March 8, 2021, all as certified by the Secretary on September 9, 2021;

5.

the Agreement and Declaration of Trust of ESS II, dated and filed with the Secretary on May 5, 2004, as amended by a Certificate of Amendment dated September 12, 2005 and filed with the Secretary on September 15, 2005, an Incumbency Certificate dated and filed with the Secretary on October 13, 2016, an Incumbency Certificate dated May 24, 2017 and filed with the Secretary on May 25, 2017, a Unanimous Written Consent dated August 15, 2017 and filed with the Secretary on August 18, 2017, and the 2021 Annual Report filed with the Secretary on March 5, 2021, all as certified by the Secretary on September 9, 2021;

6.

a certificate of a trustee of each Trust, dated as of the date hereof, certifying as to the truth and completeness of copies of the Agreement and Declaration of Trust of each Trust, the identity of the Trustees of each Trust, and the adoption of certain resolutions by the Trustees of each Trust; and

7.	certificates of the Secretary, each dated September 8, 2021, attesting to the legal existence of each Trust (the “Legal Existence Certificates”).

In such examination, we have assumed (i) the genuineness of all signatures, including the compliance of all electronic signatures with all laws relating thereto, (ii) the authenticity of all documents, agreements and instruments submitted to us as originals, (iii) the conformity to original documents, agreements and instruments of all documents, agreements, and instruments submitted to us as copies or specimens, (iv) the authenticity of the originals of such documents, agreements and instruments submitted to us as copies or specimens, (v) the accuracy of the matters set forth in the documents, agreements and instruments we reviewed, (vi) the accuracy and valid issuance of all public documents, and (vii) the legal capacity and competency of each natural person executing any of the Documents. In reaching the opinions set forth below, we have further assumed that each Trust has received an economic benefit that is fair and sufficient to support its execution and delivery of the Indenture (including the Guarantee contained therein). In addition, we call your attention to the fact that we do not represent the Trusts generally. Accordingly, in rendering the opinions set forth herein we have relied exclusively on the Documents.

Based on the foregoing and subject to the assumptions and qualifications set forth in this letter, it is our opinion that:

1.

Based solely on the Legal Existence Certificates and as of the date of the Legal Existence Certificates, each Trust is a trust validly existing and authorized to transact business in the Commonwealth of Massachusetts.

2.	The trustees of each Trust have power and authority as trustees sufficient for the execution and delivery of the Indenture and the performance of their obligations thereunder.

3.	The execution, delivery and performance of the Indenture (including the Guarantee contained therein) by each Trust have been duly authorized by all necessary trustee action of such Trust.

In addition to the assumptions and qualifications set forth above, the opinions set forth above are subject to following qualifications:

(i)

We are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. Without limiting the generality of the foregoing, we express no opinion with respect to laws and regulations pertaining to taxes, securities, commodity futures, antitrust, unfair competition and racketeering, the Employee Retirement Income Security Act of 1974, as amended, or the USA PATRIOT Act or other anti-terrorism laws.

(ii)

Our opinions are limited solely to the laws of the Commonwealth of Massachusetts. We note that the Indenture states that it shall be governed by the laws of the State of New York. Accordingly, we have assumed and express no opinion as to the enforceability of the Indenture.

(iii)

In rendering this opinion, we have relied, as to all questions of fact material to this opinion, upon certificates of public officials and representatives of each Trust and the Registration Statement. We have not conducted any independent investigation of, or attempted to verify independently, such factual matters.

(iv)

We express no opinion as to the effect of events occurring, circumstances arising, or changes of law or interpretations thereof becoming effective or occurring after the date hereof on the matters addressed in this opinion letter, and we assume no responsibility to inform you of additional or changed facts, or changes in law, of which we may become aware.

This opinion is provided to you as a legal opinion only and not as a guaranty or warranty of the matters discussed herein. This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. Latham & Watkins LLP, counsel to the Operating Partnership, may rely on this opinion in connection with its opinion of even date herewith relating to the Notes. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Sincerely,

/s/ RACKEMANN, SAWYER & BREWSTER PROFESSIONAL CORPORATION